As filed with the Securities and Exchange Commission on February 28, 2018

Registration Statement No. 333-215660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

Registration Statement No. 333-215660

UNDER

THE SECURITIES ACT OF 1933

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	46-2457757
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia 23059

(804) 433-1522

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John Townsend

One Verizon Way

Basking Ridge, New Jersey 07920

908-559-4310

(Name, Address and Telephone Number, including Area Code, for Agent for Service)

Copies to:

William L Horton, Jr.

1095 Avenue of the Americas

New York, New York 10036

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Straight Path Communications Inc., a Delaware corporation (the “Company”), removes from registration any and all shares of Class B common stock, par value $0.01 per share, of the Company (the “Common Stock”), and any and all warrants to purchase Common Stock , remaining unsold and any other securities issuable by the Company under the following Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-215660), filed with the Commission on January 23, 2017, as amended, pertaining to the registration of (1) warrants to purchase 252,161 shares of Common Stock (the “Warrants”), (2) 252,161 shares of Common Stock issuable on the exercise of the Warrants, (3) warrants to purchase 270,646 shares of Common Stock (the “Additional Warrants”), and (4) 270,646 shares of Common Stock issuable on the exercise of the Additional Warrants of the Company, relating to amounts owed by the Company under the Loan Agreement, dated as of February 6, 2017, between the Company and fifteen private investors.

On May 11, 2017, the Company, Verizon Communications Inc. (“Verizon”), and Waves Merger Sub I, Inc., a direct wholly-owned subsidiary of Verizon (“Merger Sub”), entered into the Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a direct, wholly-owned subsidiary of Verizon. The Merger became effective on February 28, 2018 (the “Effective Time”) pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Verizon, Merger Sub or any other direct or indirect subsidiary of Verizon, and shares owned by the Company or any direct or indirect subsidiary of the Company, and in each case not held on behalf of third parties) was converted into the right to receive 3.7969 validly issued, fully paid in and nonassessable shares of Verizon common stock, par value $0.10 per share (“Verizon Shares”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 28, 2018.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Steven R. Smith
Name: Steven R. Smith
Title: President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.